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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                 GETTY REALTY CORP. PRICES COMMON STOCK OFFERING

         JERICHO, NY, July 27, 2001 --- Getty Realty Corp. (NYSE-GTY) announced today that it had priced a public offering of 7.7 million shares of its common stock at $16.00 per share. The offering, which was lead managed by Merrill Lynch & Co. and co-managed by Legg Mason Wood Walker, Incorporated, is expected to close on August 1, 2001. Getty has granted the underwriters a 30-day option to purchase an additional 1.15 million shares of common stock at the public offering price to cover over-allotments, if any. Purchasers of Getty common stock in the public offering will not receive any portion of the previously announced special one-time distribution of $4.15 per common share on any of the shares of common stock they purchase. Getty common stock sold in the public offering will be traded on the NYSE under the temporary symbol "GTY.T" until the special distribution is paid, after which all Getty common stock will be traded "ex dividend" on the NYSE under the symbol "GTY."

         Getty intends to use the proceeds of the offering to repay its existing debt and to pay the $64.1 million special distribution to common and series A preferred stockholders announced on July 17, 2001. Payment of the special distribution is scheduled for August 2, 2001, conditioned upon successful closing of the offering and approval by Getty stockholders of ownership limitations typical for real estate investment trusts (REITs) at a special stockholders' meeting scheduled for August 1, 2001.

         Following the closing of the offering and payment of the special distribution, Getty will elect to be taxed as a REIT under the federal income tax laws beginning with the year ending December 31, 2001. As a REIT, the Company would be required at a minimum to distribute at least 90% of its taxable income to stockholders each year. If Getty elects REIT status, it intends to pay common stock dividends of $0.4125 per quarter ($1.65 per share on an annual basis), commencing with the quarterly dividend to be declared in September 2001. Payment of dividends is subject to market conditions, Getty's financial condition, the distribution preferences of Getty's preferred stock and other factors, and therefore cannot be assured.

         Getty Realty Corp. is a real estate company specializing in service stations, convenience stores and petroleum marketing terminals. Getty owns and leases approximately 1,100 properties in the Eastern United States.

         This announcement does not constitute an offer of any securities for sale, which may only be made by means of a prospectus.

         Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words "believes", "expects", "plans", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of Getty to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACT: Leo Liebowitz, President and Chief Executive Officer, Getty Realty Corp., 516-338-1222.